Exhibit 99.1

Digi International Reports Second Fiscal Quarter 2025 Results
Growing Profit Margins, Cash Flow from Operations of $26M
Revenue of $105M, Record End of Quarter ARR of $123M
(Minneapolis, MN, May 7, 2025) - Digi International Inc. ("Digi" or the "Company") (Nasdaq: DGII), a leading global provider of business and mission critical Internet of Things ("IoT") products, services and solutions, today announced its financial results for its second fiscal quarter ended March 31, 2025.

Second Fiscal Quarter 2025 Results Compared to Second Fiscal Quarter 2024 Results

•Revenue was $105 million, a decrease of 3%.

•Gross profit margin was 62.1%, an increase of 420 basis points.

•Net income was $10 million, compared to $4 million.

•Net income per diluted share was $0.28, compared to $0.11.

•Adjusted net income per diluted share was $0.51, compared to $0.49.

•Adjusted EBITDA was $26 million, an increase of 9%.

•Annualized Recurring Revenue (ARR) was $123 million at quarter end, an increase of 12%.

Reconciliations of non-GAAP financial measures to their closest GAAP analogues appear at the end of this release.

“In what seems to be an increasingly uncertain and rapidly changing marketplace, Digi has stayed focused on the execution of our solution oriented approach, “ stated Ron Konezny, President and CEO. “This focus generated 12% year over year growth in ARR for the quarter and sustained our profitability. Our solutions strategy delivers real ROI for customers at a time when they need it the most. Our strong cash generation in the quarter paid down $25 million of debt, improving our forecast of no net debt from end of the calendar year to the end of our fiscal year. We believe Digi’s resiliency and adaptability, strengthened over our forty-year history, will prove invaluable as we navigate current and potential tariffs as well as the evolving global political and economic climate.”

Digi International Reports Second Fiscal Quarter 2025 Results
Additional Financial Highlights

•We made payments against our revolving credit facility, reducing our outstanding debt to $70.0 million at quarter end, with a cash and cash equivalents balance of $26.3 million resulting in a debt net of cash and cash equivalents of $43.7 million.

•We had $1.3 million of interest expense in the second quarter of fiscal 2025, compared to $3.7 million in the second quarter of fiscal 2024. The decrease was driven by decreased debt outstanding and a reduction of our effective interest rate.

•Cash flow from operations was $26 million in the second quarter of fiscal 2025, compared to $13 million in the second quarter of fiscal 2024, driven primarily by year over year changes in accounts receivable and inventory.

•Inventory ended the quarter at $39 million, compared to $53 million at September 30, 2024, reflecting continued efforts to manage inventory levels.
Segment Results
IoT Product & Services
The segment's second fiscal quarter 2025 revenue of $77.8 million decreased $5.6 million, as compared to the same period in the prior fiscal year. This decrease consisted of a $6.8 million decline in one-time sales, with no material impact from pricing. This was driven by lower demand for some products, as some customers are bleeding down inventory stockpiled from when supply chains were stressed, partially offset by increased demand for some products from new project-based customer initiatives. This decrease also was partially offset by $1.2 million of recurring revenue growth. ARR as of the end of the second fiscal quarter was $28 million, an increase of 22% from the prior fiscal year. This increase was due to growth in the subscription base across remote management platforms and extended warranty offerings. Gross profit margin increased 490 basis points to 58.9% of revenue for the second fiscal quarter of 2025, driven by a favorable margin mix among product sales partially offset by an increase in inventory related adjustments.
IoT Solutions
The segment's second fiscal quarter 2025 revenue of $26.7 million increased $2.4 million, as compared to the same period in the prior fiscal year, consisting of a $2.4 million increase in recurring revenue, driven by growth in both SmartSense and Ventus. ARR as of the end of the second fiscal quarter was $95 million, an increase of 9% from the prior fiscal year driven by growth in both SmartSense and Ventus. Gross profit margins increased 40 basis points to 71.4% in the second fiscal quarter of 2025. This increase was the result of growth in higher margin ARR subscription revenues.
Capital Allocation Strategy
We intend to continue to deleverage the Company while seeking optimal inventory levels as our supply chain continues to normalize.
Acquisitions remain a top capital priority for Digi. We will be disciplined in our approach and act when we believe an opportunity is appropriate to execute in the context of prevailing market conditions. We are evolving and monitoring our acquisition pipeline, and we intend to focus more on scale and ARR.

Digi International Reports Second Fiscal Quarter 2025 Results
Third Fiscal Quarter 2025 and Full-Year 2025 Guidance
With resilient execution in the rapidly expanding Industrial Internet of Things, Digi aims to grow ARR and Adjusted EBITDA to $200 million within the next 4 years. Strategic acquisitions aligned with these key metrics could accelerate this timeline, unlocking incrementally greater value. ARR growth remains our top strategic priority which we intend to expand by delivering high-value solutions that help customers achieve their most critical objectives.
The current dynamic global political landscape is impacting economic policies, regulations, taxation and market conditions. This means adaptability is more crucial than ever. Demand for Digi’s solutions, however, remains strong as we deliver meaningful ROI for our customers and help them succeed.
Taking into account the current tariff landscape as well as presently expected timing of operational investments, we are increasing our profit outlook for fiscal 2025. Our outlook for revenue and ARR remains unchanged, meaning revenue projects to be approximately flat year over year while ARR projects to grow 10%. We now project Adjusted EBITDA to grow 5% year over year, up from our past projection of roughly flat year over year. The increased performance in profit also is increasing our outlook on cash flow from operations. We anticipate increasing our paydown on outstanding principle debt, putting us in a net cash positive position at fiscal year end. For the third fiscal quarter, revenues are estimated to be $104 million to $108 million. Adjusted EBITDA is estimated to be between $25.0 million and $26.5 million. Adjusted net income per share is anticipated to be between $0.47 and $0.51 per diluted share, assuming a weighted average diluted share count of 37.9 million shares.
We provide guidance or longer-term targets for Adjusted net income per share as well as Adjusted EBITDA targets on a non-GAAP basis. We do not reconcile these items to their most comparable U.S. GAAP measure as it is not possible to predict without unreasonable efforts numerous items that include but are not limited to the impact of foreign exchange translation, restructuring, interest and certain tax related events. Given the uncertainty, any of these items could have a significant impact on U.S. GAAP results.
Second Fiscal Quarter 2025 Conference Call Details
As announced on April 14, 2025, Digi will discuss its second fiscal quarter results on a conference call on Wednesday, May 7, 2025 at approximately 5:00 p.m. ET (4:00 p.m. CT). The call will be hosted by Ron Konezny, President and Chief Executive Officer and Jamie Loch, Chief Financial Officer.
Participants may register for the conference call at: https://register-conf.media-server.com/register/BIac2da86624754b48adc90f070ac457a0. Once registration is completed, participants will be provided a dial-in number and passcode to access the call. All participants are asked to dial-in 15 minutes prior to the start time.
Participants may access a live webcast of the conference call through the investor relations section of Digi’s website, https://digi.gcs-web.com/ or the hosting website at: https://edge.media-server.com/mmc/p/8vguuunk/.
A replay will be available within approximately two hours after the completion of the call for approximately one year. You may access the replay via webcast through the investor relations section of Digi’s website.
A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
For more news and information on us, please visit www.digi.com/aboutus/investorrelations.
About Digi International
Digi International Inc. (Nasdaq: DGII) is a leading global provider of IoT connectivity products, services and solutions. We help our customers create next-generation connected products and deploy and manage critical communications infrastructures in demanding environments with high levels of security and reliability. Founded in 1985, we’ve helped our customers connect over 100 million things and growing. For more information, visit Digi's website at www.digi.com.

Digi International Reports Second Fiscal Quarter 2025 Results
Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "assume," "believe," "continue," "estimate," "expect," "intend," "may," "plan," "potential," "project," "should," or "will" or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which Digi operates, projections of future performance, inventory levels, perceived marketplace opportunities, debt repayments, attributions of potential acquisitions and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Among others, these include risks related to ongoing and varying inflationary and deflationary pressures around the world and the monetary and trade policies of governments globally as well as present and ongoing concerns about a potential recession, the potential for longer than expected sales cycles, the ability of companies like us to operate a global business in such conditions as well as negative effects on product demand and the financial solvency of customers and suppliers in such conditions, risks related to ongoing supply chain challenges that continue to impact businesses globally, regulatory risks that include, but are not limited to, the potential expansion of tariffs, risks related to cybersecurity, risks arising from the present military conflicts in Ukraine and the Middle East, the highly competitive market in which we operate, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, the potential for significant purchase orders to be canceled or changed, delays in product development efforts, uncertainty in user acceptance of our products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to integrate and realize the expected benefits of acquisitions, our ability to defend or settle satisfactorily any litigation, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, potential unintended consequences associated with restructuring, reorganizations or other similar business initiatives that may impact our ability to retain important employees or otherwise impact our operations in unintended and adverse ways, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, those set forth in Item 1A, Risk Factors, of our Annual Report on Form 10-K for the year ended September 30, 2024, subsequent filings on Form 10-Q and other filings, could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Digi International Reports Second Fiscal Quarter 2025 Results
Presentation of Non-GAAP Financial Measures
This release includes adjusted net income, adjusted net income per diluted share and Adjusted EBITDA, each of which is a non-GAAP measure.
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by Digi. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies or presented by us in prior reports. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. We believe these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, Adjusted EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted net income and adjusted net income per diluted share, respectively, exclusive of such items as reversals of tax reserves, discrete tax benefits, restructuring charges and reversals, intangible amortization, stock-based compensation, other non-operating income/expense, changes in fair value of contingent consideration, acquisition-related expenses and interest expense related to acquisitions permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of these matters, which while important, are not central to the core operations of our business. Management believes that Adjusted EBITDA, defined as EBITDA adjusted for stock-based compensation expense, acquisition-related expenses, restructuring charges and reversals, and changes in fair value of contingent consideration, is useful to investors to evaluate our core operating results and financial performance because it excludes items that are significant non-cash or non-recurring items reflected in the Condensed Consolidated Statements of Operations. We believe that the presentation of Adjusted EBITDA as a percentage of revenue is useful because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. We believe this information helps compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired.

Digi International Reports Second Fiscal Quarter 2025 Results

Investor Contact:

Rob Bennett
Investor Relations
Digi International
952-912-3524
Email: rob.bennett@digi.com

Digi International Reports Second Fiscal Quarter 2025 Results
Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended March 31,		Six months ended March 31,
	2025	2024	2025	2024
Revenue	$104,503	$107,702	$208,369	$213,791
Cost of sales	39,570	45,384	79,038	90,373
Gross profit	64,933	62,318	129,331	123,418
Operating expenses:
Sales and marketing	22,041	20,540	43,798	40,187
Research and development	15,325	15,044	30,352	29,677
General and administrative	13,840	18,583	28,095	33,270
Operating expenses	51,206	54,167	102,245	103,134
Operating income	13,727	8,151	27,086	20,284
Other expense, net	(1,379)	(3,729)	(3,642)	(19,138)
Income before income taxes	12,348	4,422	23,444	1,146
Income tax provision	1,851	428	2,864	206
Net income	$10,497	$3,994	$20,580	$940

Net income per common share:
Basic	$0.28	$0.11	$0.56	$0.03
Diluted	$0.28	$0.11	$0.55	$0.03
Weighted average common shares:
Basic	36,956	36,296	36,816	36,212
Diluted	37,520	36,974	37,553	36,855

Digi International Reports Second Fiscal Quarter 2025 Results
Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2025	September 30, 2024
ASSETS
Current assets:
Cash and cash equivalents	$26,296	$27,510
Accounts receivable, net	61,185	69,640
Inventories	38,601	53,357
Income taxes receivable	3,696	173
Prepaid expenses and other current assets	4,948	3,767
Total current assets	134,726	154,447
Non-current assets	646,298	660,628
Total assets	$781,024	$815,075
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	25,303	23,759
Other current liabilities	60,366	65,578
Total current liabilities	85,669	89,337
Long-term debt	70,018	123,185
Other non-current liabilities	20,119	21,518
Non-current liabilities	90,137	144,703
Total liabilities	175,806	234,040
Total stockholders’ equity	605,218	581,035
Total liabilities and stockholders’ equity	$781,024	$815,075

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six months ended March 31,
	2025	2024
Net cash provided by operating activities	$56,005	$31,727
Net cash (used in) provided by investing activities	(1,135)	1,425
Net cash used in financing activities	(56,037)	(42,692)
Effect of exchange rate changes on cash and cash equivalents	(47)	1,642
Net decrease in cash and cash equivalents	(1,214)	(7,898)
Cash and cash equivalents, beginning of period	27,510	31,693
Cash and cash equivalents, end of period	$26,296	$23,795

Digi International Reports Second Fiscal Quarter 2025 Results
Non-GAAP Financial Measures
TABLE 1
Reconciliation of Net Income to Adjusted EBITDA
(In thousands)

	Three months ended March 31,				Six months ended March 31,
	2025		2024		2025		2024
		% of total revenue		% of total revenue		% of total revenue		% of total revenue
Total revenue	$104,503	100.0%	$107,702	100.0%	$208,369	100.0%	$213,791	100.0%

Net income	$10,497		$3,994		$20,580		$940
Interest expense, net	1,336		3,697		3,630		9,358
Debt issuance cost write-off	—		—		—		9,722
Income tax provision	1,851		428		2,864		206
Depreciation and amortization	8,162		8,066		16,662		16,117
Stock-based compensation expense	3,944		3,473		7,504		6,579
Litigation accrual	—		6,253		—		6,253
Gain on asset sale	—		(2,129)		—		(2,129)
Restructuring charge	225		43		384		146
Acquisition expense, net	—		—		—		(61)
Adjusted EBITDA	$26,015	24.9%	$23,825	22.1%	$51,624	24.8%	$47,131	22.0%
TABLE 2
Reconciliation of Net Income and Net Income per Diluted Share to
Adjusted Net Income and Adjusted Net Income per Diluted Share
(In thousands, except per share amounts)

	Three months ended March 31,				Six months ended March 31,
	2025		2024		2025		2024
Net income and net income per diluted share	$10,497	$0.28	$3,994	$0.11	$20,580	$0.55	$940	$0.03
Amortization	5,235	0.14	6,097	0.16	11,000	0.29	12,335	0.33
Stock-based compensation expense	3,944	0.11	3,473	0.09	7,504	0.20	6,579	0.18
Other non-operating expense	43	—	32	—	12	—	58	—
Acquisition expense, net	—	—	—	—	—	—	(61)	—
Litigation accrual	—	—	6,253	0.17	—	—	6,253	0.17
Gain on asset sale	—	—	(2,129)	(0.06)	—	—	(2,129)	(0.06)
Restructuring charge	225	0.01	43	—	384	0.01	146	—
Interest expense, net	1,336	0.04	3,697	0.10	3,630	0.10	9,358	0.25
Debt issuance cost write-off	—	—	—	—	—	—	9,722	0.26
Tax effect from the above adjustments (1)	(2,164)	(0.07)	(3,593)	(0.10)	(4,900)	(0.14)	(7,506)	(0.20)
Discrete tax benefits (2)	(149)	—	81	—	(511)	(0.01)	(101)	—
Adjusted net income and adjusted net income per diluted share (3)	$18,967	$0.51	$17,948	$0.49	$37,699	$1.00	$35,594	$0.97
Diluted weighted average common shares		37,520		36,974		37,553		36,855
(1)The tax effect from the above adjustments assumes an estimated effective tax rate of 18.0% for fiscal 2025 and 2024 based on adjusted net income.
(2)For the three and six months ended March 31, 2025 and 2024 discrete tax benefits are a result of changes in excess tax benefits recognized on stock compensation.
(3)Adjusted net income per diluted share may not add due to the use of rounded numbers.